Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-74784 and No. 333-53621 on Form S-8 and No. 333-68001, No. 333-114917 and No. 333-140330 on Form S-3 of our report dated March 15, 2007, relating to the financial statements and financial statement schedule of Noble International, Ltd. and management’s report on the effectiveness of internal control over financial reporting, which report excludes from the scope of our audit management’s assessment of the internal control over financial reporting at Pullman Industries and the effectiveness thereof for 2006, appearing in the Annual Report on Form 10-K of Noble International, Ltd. for the year ended December 31, 2006.

Deloitte & Touche LLP

Detroit, Michigan

March 28, 2007